Exhibit 10(i)

Bank of America Corporation Key Associate Stock Plan Award Agreement

This document contains your Award Agreement under the Bank of America Corporation 2003 Key Associate Stock Plan. A Beneficiary Designation form is also included if you wish to designate a beneficiary or if you wish to change your current beneficiary designation.

What you need to do
1. Review the Award Agreement to ensure you understand its provisions. With each award you receive, provisions of your Award Agreement may change so it is important to review your Award Agreement.
2. Print the Award Agreement and file it with your important papers.
3. Accept your Award Agreement through the online acceptance process.*
4. Designate a beneficiary for an award of Restricted Stock Shares or Restricted Stock Units by completing a Beneficiary Designation Form and returning it to the address listed on the form.

*If you do not accept your Award Agreement through the online acceptance process by November 15, 2008, or such other date that may be communicated, Bank of America will automatically accept the Award Agreement on your behalf.

Summary of Changes to Payment Rules

We are changing the payment rules that apply at termination of employment as required for compliance with Section 409A of the Internal Revenue Code. The new rules apply to this award, all future awards, and any award of Restricted Stock Units you may have received in 2006 or 2007. These materials constitute an amendment to any Restricted Stock Unit Award Agreement you may have received in 2006 or 2007.

Prior Payment Rules. If your employment with Bank of America and its Subsidiaries terminated prior to the payment date, depending on the reason for termination, your award may have become fully or partially earned and vested on the date of your termination of employment. To the extent your award was earned and vested, it was paid as soon as practicable thereafter.

New Payment Rules. No changes are being made to the rules about whether and to what extent your award becomes earned and vested upon termination of employment. However, to the extent that your award becomes earned and vested upon your termination of employment due to Disability or upon termination by your employer for any reason not constituting Cause, including Workforce Reduction or Divestiture, it will be paid in accordance with the original payment schedule rather than immediately following termination of employment.

Example. Assume your employment with Bank of America and its Subsidiaries terminates prior to the payment date of your award due to a Workforce Reduction. The following shows how the Workforce Reduction impacts your award under both the prior payment rules and the new payment rules.

2008 US EIP RSU 08EIPCDU (3-year cliff)

•	Prior Payment Rules. Your award becomes immediately earned and vested as of the date of your termination of employment and paid as soon as administratively practicable thereafter.

•

New Payment Rules. Your award also becomes immediately earned and vested as of the date of your termination of employment, but payment is made in accordance with the original payment schedule (i.e., on the third anniversary of the award).

As shown in the example, only the timing of payment is being changed. No changes are being made to the rules about whether and to what extent your award becomes earned and vested upon termination of employment.

Summary of Rule of 60 vesting condition

Below is a summary of the vesting condition for Rule of 60 that applies to eligible associates for awards granted in 2006 or later. You meet the Rule of 60 if your age plus years of vesting service equals 60, with a minimum of 10 years of vesting service and no minimum age. If you do not meet the Rule of 60, this vesting condition does not apply to you.

If your employment ends after you have attained the Rule of 60, to the extent the award does not otherwise vest upon termination, the award will vest in accordance with the original vesting schedule so long as you comply with the Rule of 60 vesting condition, as follows:

•

You must not work for a named competitor of Bank of America during the remaining vesting period of your award. On the next page is the current list of named competitors. This list will be updated annually. The list in effect at your termination of employment will control.

•

You must annually provide a written certification that you are not working for any of the named competitors. Each December, Bank of America will send to the most recent mailing address you have on record a certification form for you to complete and return. If you do not receive your form by early in the new year, you are responsible for obtaining a certification form by contacting the Bank of America Personnel Center at 1.800.556.6044. You will be considered in breach of the vesting condition if you fail to provide written certification as and when required. It is your sole responsibility to ensure that the company receives your annual certification. Accordingly, you need to keep the company apprised of any changes to your mailing address.

If you comply with these requirements, your award will continue to vest in accordance with the original vesting schedule. However, if you fail to meet either of the above requirements, the unvested portion of your award will be immediately canceled.

For more information

For more information about your award, review your Award Agreement, which in all events is the controlling document for your award. The most recent list of named competitors appears on NetBenefits in the News and Information section.

2008 US EIP RSU 08EIPCDU (3-year cliff)

List of Competitive Businesses (Effective 2008)*

American Express

Barclays

Bear Stearns

Capital One

Citigroup

Credit Suisse Group

Deutsche Bank

Fidelity

GE Capital

GMAC Financial

Goldman Sachs

HSBC

JPMorgan Chase

Lehman Brothers

Merrill Lynch

Morgan Stanley

Royal Bank of Scotland

UBS

US Bancorp

Wachovia

Washington Mutual

Wells Fargo

* Includes any subsidiaries and affiliates of the listed entities

2008 US EIP RSU 08EIPCDU (3-year cliff)

2003 KEY ASSOCIATE STOCK PLAN

RESTRICTED STOCK UNITS AWARD AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF RESTRICTED STOCK UNITS

Note: The number of Restricted Stock Units is based on a “divisor price” of $42.65, which is the five-day average closing price of Bank of America Corporation common stock for the five business days immediately preceding and including February 15, 2008.

This Restricted Stock Units Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (‘Bank of America”), and you, an associate of Bank of America or one of its Subsidiaries.

Bank of America sponsors the Bank of America Corporation 2003 Key Associate Stock Plan (the “Stock Plan”). A Prospectus describing the Stock Plan has been delivered to you. The Stock Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Stock Plan shall have the meanings given to them in the Stock Plan, as modified herein (if applicable).

The Restricted Stock Units covered by this Agreement are being awarded to you as a result of your participation in the Bank of America Corporation Equity Incentive Plan (the “EIP”), subject to the following terms and provisions:

1.	Subject to the terms and conditions of the Stock Plan, the EIP (collectively, the “Plans”) and this Agreement, Bank of America awards to you the number of Restricted Stock Units shown above. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one (1) share of Bank of America common stock.

2.	You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plans and this Agreement.

3.	If a cash dividend is paid with respect to Bank of America common stock, a cash dividend equivalent equal to the total cash dividend you would have received had your Restricted Stock Units been actual shares of Bank of America common stock will be accumulated and paid in cash through payroll when the Restricted Stock Units become earned and payable. Dividend equivalents are credited with interest at the three-year constant maturity Treasury rate in effect on the date of grant until the payment date.

4.	The Restricted Stock Units covered by this Award shall become earned by, and payable to, you in the amounts and on the dates shown on the enclosed Exhibit A.

5.	You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by Bank of America as a condition precedent to the delivery of any shares of Bank of America common stock pursuant to

2008 US EIP RSU 08EIPCDU (3-year cliff)

this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (i) you will not distribute or resell any of said shares in violation of the Securities Act of 1933, as amended, (ii) you will indemnify and hold Bank of America harmless against all liability for any such violation and (iii) you will accept all liability for any such violation.

6.	By executing and returning a Beneficiary Designation Form, you may designate a beneficiary to receive payment in connection with the Restricted Stock Units awarded hereunder in the event of your death while in service with Bank of America. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate. A Beneficiary Designation Form has been included in your Award package and may also be obtained by contacting Executive Compensation as described in the Prospectus.

7.	The existence of this Award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Bank of America common stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.	Bank of America may, in its sole discretion, decide to deliver any documents related to this grant or future Awards that may be granted under the Plans by electronic means or request your consent to participate in the Plans by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plans through an on-line or electronic system established and maintained by Bank of America or another third party designated by Bank of America.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.

9.	Regardless of any action Bank of America or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related items owed by you is and remains your responsibility and that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock Units, including the grant and vesting the Restricted Stock Units, the subsequent sale of Shares acquired upon the vesting of the Restricted Stock Units and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.

In the event Bank of America determines that it and/or your employer must withhold any Tax-Related Items as a result of your participation in the Plans, you agree as a condition of the grant of the Restricted Stock Units to make arrangements satisfactory to Bank of America and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Restricted Stock Units. In

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addition, you authorize Bank of America and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any Shares received in payment for your Restricted Stock Units; and at the time of payment, withholding Shares sufficient to meet minimum withholding obligations for Tax-Related Items. Bank of America may refuse to issue and deliver Shares in payment of any earned Restricted Stock Units if you fail to comply with any withholding obligation.

10.	The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the Plans. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this grant is made and/or to be performed, and no other courts.

11.	In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Restricted Stock Units. Any prior agreements, commitments or negotiations concerning the Restricted Stock Units are superseded. Subject to the terms of the Stock Plan, this Agreement may only be amended by a written instrument signed by both parties.

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

BANK OF AMERICA CORPORATION		ASSOCIATE

BY:	/s/ Kenneth D. Lewis	_____________________

Chairman, Chief Executive Officer and President

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Exhibit A

Bank of America Corporation

2003 Key Associate Stock Plan

PAYMENT OF RESTRICTED STOCK UNITS

(a)          PAYMENT SCHEDULE. Subject to the provisions of paragraphs (b), (c) and (d) below, the Restricted Stock Units shall become earned and payable on the third anniversary of the Grant Date if you remain employed with Bank of America and its Subsidiaries through that date. Shares will be issued as soon as administratively practicable, generally within 15 days after the payment date.

(b)          IMPACT OF TERMINATION OF EMPLOYMENT ON EARNING OF RESTRICTED STOCK UNITS. If your employment with Bank of America and its Subsidiaries terminates prior to the above payment date, then any unearned Restricted Stock Units shall become earned or be canceled depending on the reason for termination as follows:

(i)	Death, Disability, or Termination by Bank of America due to Workforce Reduction or Divestiture. Any unearned Restricted Stock Units shall become immediately earned as of the date of your termination of employment if your termination is due to (A) death, (B) Disability, (C) Workforce Reduction or (D) Divestiture.

(ii)	Termination by Bank of America Without Cause. If your employment is terminated by your employer without Cause (not including Workforce Reduction or Divestiture), then any unearned Restricted Stock Units shall become immediately earned as of such date.

(iii)	Termination by Bank of America With Cause. If your employment is terminated by your employer with Cause, then any unearned Restricted Stock Units shall be immediately canceled as of your employment termination date.

(iv)	Termination by You. If you voluntarily terminate your employment prior to attaining the Rule of 60, then any unearned Restricted Stock Units shall be immediately canceled as of your employment termination date.

(c)          PAYMENT OF EARNED RESTRICTED STOCK UNITS FOLLOWING TERMINATION OF EMPLOYMENT. Except in the case of your termination of employment due to death, to the extent that your Restricted Stock Units become earned as described in paragraph (b), they shall become payable at such time as provided in the Payment Schedule described in paragraph (a) (without regard to whether you are employed by Bank of America and its Subsidiaries). To the extent that your Restricted Stock Units become earned as a result of termination of employment due to your death, they shall become immediately payable as of the date of your termination. Shares will be issued as soon as administratively practicable, generally within 15 days after the payment date. Any accumulated cash dividend equivalents described in Section 3 of the Agreement will also be paid at this time.

(d)          RULE OF 60. If you voluntarily terminate your employment having attained the Rule of 60, then any unearned Restricted Stock Units shall continue to become earned and payable in accordance with the schedule set forth in paragraph (a) above, provided that (A) you do not engage in Competition during such period and (B) prior to each of the first, second and third anniversary of the Grant Date, you provide Bank of America with a written certification that you have not engaged in Competition. To be effective, such certification must be provided on such form, at such time and pursuant to such procedures as Bank of America shall establish from time to time. If Bank of America determines in its reasonable business judgment that you have failed to satisfy either of the foregoing requirements, then any unearned

2008 US EIP RSU 08EIPCDU (3-year cliff)

Restricted Stock Units shall be immediately canceled as of the date of such determination. In addition, from time to time following your termination of employment after having attained the Rule of 60, Bank of America may require you to further certify that you are not engaging in Competition, and if you fail to fully cooperate with any such requirement Bank of America may determine that you are engaging in Competition.

  (e)          FORM OF PAYMENT. Payment of Restricted Stock Units shall be payable in the form of one share of common stock for each Restricted Stock Unit that is payable.

  (f)          DEFINITIONS. For purposes hereof, the following terms shall have the following meanings:

Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony; (iii) failed to perform your job function(s), which Bank of America views as being material to your position and the overall business of Bank of America and its Subsidiaries under circumstances where such failure is detrimental to Bank of America or any Subsidiary; (iv) materially breached any written policy applicable to associates of Bank of America and its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (v) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

Competition means your being engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent, or otherwise, with a business entity that is designated as a “Competitive Business” as of the date of your termination of employment. Bank of America shall communicate such list to you.

Divestiture means a termination of your employment with Bank of America and its Subsidiaries as the result of a divestiture or sale of a business unit as determined by your employer based on the personnel records of Bank of America and its Subsidiaries.

Rule of 60 means, as of the date of your termination of employment with Bank of America and its Subsidiaries, you have (i) completed at least ten (10) years of “Vesting Service” under the tax-qualified Pension Plan sponsored by Bank of America in which you participate and (ii) attained a combined age and years of “Vesting Service” equal to at least sixty (60).

Workforce Reduction means your termination of employment with Bank of America and its Subsidiaries as a result of a labor force reduction, realignment or similar measure as determined by the your employer and (i) you receive severance pay under the Corporate Severance Program (or any successor program) upon termination of employment, or (ii) if not eligible to receive such severance pay, you are notified in writing by an authorized officer of Bank of America or any Subsidiary that the termination is as a result of such action. Your termination of employment shall not be considered due to Workforce Reduction unless you have first executed all documents required under the Corporate Severance Program or otherwise, including without limitation any required release of claims.

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Bank of America Corporation

MANAGEMENT PLANS

Beneficiary Designation Form

Please complete this form if you wish to designate a beneficiary for your Shares of Restricted Stock or Restricted Stock Units granted under the Bank of America Corporation 2003 Key Associate Stock Plan (the “Stock Plan”) or if you wish to change your current beneficiary designation. Completed forms should be returned to Fidelity Investments, P.O. Box 770001, Cincinnati, Ohio 45277-0030.

**************************************************************************

With respect to any of my awards of Restricted Stock or Restricted Stock Units under the Stock Plan that are outstanding and become payable at the time of my death, I hereby designate the following person or entity as my beneficiary to receive any payments in connection with those awards in the event of my death.

Designation of Primary Beneficiary. I designate the following as my Primary Beneficiary(ies):

Name of Beneficiary	Birthdate	Address	Relationship

Designation of Secondary Beneficiary. I designate the following as my Secondary Beneficiary(ies):

Name of Beneficiary	Birthdate	Address	Relationship

Selection of Rule for Deceased Beneficiary. Select either Rule 1 or Rule 2 below by marking with an “X”. The rule selected shall be applied to Primary Beneficiaries and Secondary Beneficiaries separately so that no Secondary Beneficiary (or issue of a Secondary Beneficiary) shall be entitled to a share of the death benefits unless all Primary Beneficiaries fail to survive the Participant and, if Rule 2 is selected, all issue of all Primary Beneficiaries fail to survive the Participant.

—	Rule 1. The death benefits shall be paid in equal shares to those named Beneficiaries (either Primary or Secondary, as applicable) who survive me.

—	Rule 2. The death benefits shall be paid in equal shares to those named Beneficiaries (either Primary or Secondary, as applicable) who survive me and to the surviving issue collectively of each named Beneficiary (either Primary or Secondary, as applicable) who does not survive me but who leaves issue surviving me, with the equal share for such surviving issue of such deceased named Beneficiary to be divided among and paid to such issue on a per stirpes basis. (“Issue” means lineal descendants and includes adopted persons.)

I understand that I may change this designation at any time by executing a new form and delivering it to Fidelity Investments. This designation supercedes any prior beneficiary designation made by me with respect to awards of Restricted Stock or Restricted Stock Units granted under the Stock Plan.

Signature of Participant	Date:

Name of Participant (please print):

Participant’s Person Number:

2008 US EIP RSU 08EIPCDU (3-year cliff)

Bank of America Corporation Key Associate Stock Plan Award Agreement

This document contains your Award Agreement under the Bank of America Corporation 2003 Key Associate Stock Plan.

What you need to do
1.	Review the Award Agreement to ensure you understand its provisions. With each award you receive, provisions of your Award Agreement may change so it is important to review your Award Agreement.
2.	Print the Award Agreement and file it with your important papers.
3.	Accept your Award Agreement through the online acceptance process.

Summary of Rule of 60 vesting condition

Below is a summary of the vesting condition for Rule of 60 that applies to eligible associates for awards granted in 2006 or later. You meet the Rule of 60 if your age plus years of vesting service equals 60, with a minimum of 10 years of vesting service and no minimum age. If you do not meet the Rule of 60, this vesting condition does not apply to you.

If your employment ends after you have attained the Rule of 60, to the extent the award does not otherwise vest upon termination, the award will vest in accordance with the original vesting schedule so long as you comply with the Rule of 60 vesting condition, as follows:

•

You must not work for a named competitor of Bank of America during the remaining vesting period of your award. On the next page is the current list of named competitors. This list will be updated annually. The list in effect at your termination of employment will control.

•

You must annually provide a written certification that you are not working for any of the named competitors. Each December, Bank of America will send to the most recent mailing address you have on record a certification form for you to complete and return. If you do not receive your form by early in the new year, you are responsible for obtaining a certification form by contacting the Bank of America Personnel Center at 1.800.556.6044. You will be considered in breach of the vesting condition if you fail to provide written certification as and when required. It is your sole responsibility to ensure that the company receives your annual certification. Accordingly, you need to keep the company apprised of any changes to your mailing address.

If you comply with these requirements, your award will continue to vest in accordance with the original vesting schedule, and Stock Options will remain exercisable for the full option term. However, if you fail to meet either of the above requirements, the unvested portion of your award will be immediately canceled. Also, any vested but unexercised Stock Options will be immediately canceled and will no longer be exercisable (with certain limited exceptions).

For more information

For more information about your award, review your Award Agreement, which in all events is the controlling document for your award. The most recent list of named competitors appears on NetBenefits in the News and Information section.

2008 U.S. Stk. Opt. 08C3YH

(3-year hold)

List of Competitive Businesses (Effective 2008)*

American Express

Barclays

Bear Stearns

Capital One

Citigroup

Credit Suisse Group

Deutsche Bank

Fidelity

GE Capital

GMAC Financial

Goldman Sachs

HSBC

JPMorgan Chase

Lehman Brothers

Merrill Lynch

Morgan Stanley

Royal Bank of Scotland

UBS

US Bancorp

Wachovia

Washington Mutual

Wells Fargo

* Includes any subsidiaries and affiliates of the listed entities

2008 U.S. Stk. Opt. 08C3YH

(3-year hold)

2003 KEY ASSOCIATE STOCK PLAN

STOCK OPTION AWARD AGREEMENT

GRANTED TO	GRANT DATE	EXPIRATION DATE	NUMBER OF SHARES	OPTION PRICE PER SHARE

This Stock Option Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an associate of Bank of America or one of its Subsidiaries.

Bank of America sponsors the Bank of America Corporation 2003 Key Associate Stock Plan (the “Stock Plan”). A Prospectus describing the Stock Plan has been delivered to you. The Stock Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Stock Plan shall have the meanings given to them in the Stock Plan, as modified herein (if applicable).

You and Bank of America mutually covenant and agree as follows:

1.	Subject to the terms and conditions of the Stock Plan and this Agreement, Bank of America grants to you the option (the “Option”) to purchase from Bank of America the above-stated number of Shares of Bank of America Common Stock at the Option Price per share stated above. This Option is not intended to be an Incentive Stock Option. You acknowledge having read the Prospectus and agree to be bound by all of the terms and conditions of the Stock Plan and this Agreement.

2.	This Option vests and is exercisable by you as described on Exhibit A attached hereto and incorporated herein by reference. The manner of exercising the Option and the method for paying the applicable Option Price shall be as set forth in the Stock Plan. Any applicable withholding taxes must also be paid by you in accordance with the Stock Plan. Shares issued upon exercise of the Option shall be issued solely in your name. The right to purchase Shares pursuant to the Option shall be cumulative so that when the right to purchase additional Shares has vested pursuant to the schedule on Exhibit A, such Shares or any part thereof may be purchased thereafter until the expiration of the Option.

3.	In the event of your termination of employment with Bank of America and its Subsidiaries and subject to the provisions of this paragraph 3 and Exhibit A, this Option shall expire on the earlier of the Expiration Date stated above or the following cancellation date depending on the reason for termination:

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(3-year hold)

Reason for Termination	Cancellation Date

Death or Disability	12 months from termination date
Workforce Reduction or Divestiture	12 months from termination date
Cause	termination date
Rule of 60	Expiration Date (as stated above)*
All Other Terminations	90 days from termination date
* Note: Subject to compliance with the Rule of 60 vesting conditions set forth on Exhibit A.

The reasons for termination are as defined on Exhibit A. For purposes of this Agreement, your employment termination date will be determined by Bank of America based on the personnel records of Bank of America and its Subsidiaries and will be prior to your commencement of any period of severance pay, if applicable.

4.	The Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. If the Option is exercisable following your death, the Option shall be exercisable by such person empowered to do so under your will, or if you fail to make a testamentary disposition of the Option or shall have died intestate, by your executor or other legal representative.

5.	“Net Profit Shares” (as defined below) acquired upon exercise of the Option must be held by you until the earlier of (i) the third anniversary of the exercise date or (ii) the date of your termination of employment with Bank of America and its Subsidiaries, other than termination of employment for “Cause,” as defined in Exhibit A. This period is referred to as the “Three-Year Hold Requirement”. Any attempt to sell, transfer, pledge, assign or otherwise alienate or hypothecate Net Profit Shares prior to completion of such period shall be null and void. For purposes hereof, “Net Profit Shares” means those Shares determined by the Global Human Resources Group representing the total number of Shares remaining after taking into account the following costs related to exercise: (i) the aggregate Option Price with respect to the exercise; (ii) the amount of all applicable taxes with respect to the exercise, assuming your maximum applicable federal, state and local tax rates for such purpose; and (iii) any transaction costs. The Global Human Resources Group will determine the number of Net Profit Shares for any particular exercise. Notwithstanding anything in this paragraph 5 to the contrary, the Three-Year Hold Requirement shall not apply if at any time the Global Human Resources Group determines, in its sole discretion, that the Three-Year Hold Requirement that the Three-Year Hold Requirement prevents you from exercising the Option or otherwise imposes an undue burden on you, your employer or Bank of America in connection with the exercise of the Option.

6.	If your employment with Bank of America and its Subsidiaries is terminated for Cause, any Net Profit Shares held by you on the date of termination that have not yet become transferable in accordance with paragraph 5 above shall be immediately canceled. In that case, (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, such canceled Net Profit Shares shall automatically, without further act, terminate and (ii) such canceled Net Profit Shares shall be returned to Bank of America. You hereby irrevocably appoint (which appointment is coupled with an interest) Bank of America as your agent and attorney-in-fact to take any necessary or appropriate action to cause such canceled Net Profit Shares to be returned to Bank of America, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts

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(3-year hold)

done by Bank of America as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for such canceled Net Profit Shares is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from Bank of America in connection with such canceled Net Profit Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

7.	You acknowledge that, as of the Grant Date of this Award, Fidelity Brokerage Services LLC, National Financial Services LLC and their affiliated companies (collectively, “Fidelity”) have been engaged by Bank of America to provide recordkeeping, administrative and brokerage services to participants in the Stock Plan. In that regard, so long as Fidelity remains engaged by Bank of America to provide those services, the Net Profit Shares shall be held in a brokerage account administered by Fidelity during the period of non-transferability described in paragraph 5 above. BY ENTERING INTO THIS AGREEMENT, YOU ARE ALSO HEREBY ENTERING INTO THE INSTRUCTION LETTER WITH FIDELITY IN THE FORM ATTACHED HERETO AS EXHIBIT B, pursuant to which you authorize Fidelity to follow any duly authorized instructions of Bank of America regarding the cancellation of Net Profit Shares in accordance with paragraph 6 above. Fidelity shall be a third party beneficiary of this Agreement for purposes of relying on the provisions of this paragraph 7.

8.	You agree that, upon request, you will furnish a letter agreement providing (i) that you will not distribute or resell in violation of the Securities Act of 1933, as amended, any of the Shares acquired upon your exercise of the Option, (ii) that you indemnify and hold Bank of America harmless against all liability for any such violation and (iii) that you will accept all liability for any such violation.

9.	The existence of this Option shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.	Bank of America may, in its sole discretion, decide to deliver any documents related to this Option grant or future Awards that may be granted under the Stock Plan by electronic means or request your consent to participate in the Stack Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Stock Plan through an on-line or electronic system established and maintained by Bank of America or another third party designated by Bank of America.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.

11.	Regardless of any action Bank of America or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that Bank of America and/or your employer (i) make no representations or

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(3-year hold)

undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to Bank of America and/or your employer to satisfy all withholding obligations of Bank of America and/or your employer. In this regard, you authorize Bank of America and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by Bank of America and/or your employer or from proceeds of the sale of the Shares. Alternatively, or in addition, to the extent permissible under applicable law, Bank of America may (i) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in Shares, provided that Bank of America only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to Bank of America or your employer any amount of Tax-Related Items that Bank of America or your employer may be required to withhold as a result of your participation in the Stock Plan or your purchase of Shares that cannot be satisfied by the means previously described. Bank of America may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this paragraph 11.

12.	The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the Stock Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this grant is made and/or to be performed, and no other courts.

13.	In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded. Subject to the terms of the Stock Plan, this Agreement may only be amended by a written instrument signed by both parties.

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

BANK OF AMERICA CORPORATION		ASSOCIATE

By:	/s/ Kenneth D. Lewis

Chairman, Chief Executive Officer and President

2008 U.S. Stk. Opt. 08C3YH

(3-year hold)

Exhibit A

Bank of America Corporation

2003 Key Associate Stock Plan

VESTING OF STOCK OPTION AWARD

(a)       VESTING SCHEDULE. Subject to the provisions of paragraph (b) below, the Option shall vest and become exercisable on the third anniversary of the Grant Date if you remain employed with Bank of America and its Subsidiaries through that date.

(b)       EFFECT OF TERMINATION OF EMPLOYMENT ON VESTING. The termination of your employment with Bank of America and its Subsidiaries before the vesting date in paragraph (a) above shall affect the vesting of the Option depending on the reason for termination as follows:

Death, Disability, Workforce Reduction or Divestiture: To the extent the Option was not already vested pursuant to paragraph (a) above, the Option shall become fully (100%) vested as of the date of your death, Disability, or termination of employment due to Workforce Reduction or Divestiture. If you satisfied the Rule of 60 as of the date of your termination of employment due to your death or Disability, then notwithstanding the provisions of paragraph 3 of the Agreement to the contrary, the Option will remain exercisable until the Expiration Date of the Option.

Cause: The Option shall immediately terminate and be canceled as of the date of termination of employment, even if it had previously vested to any extent pursuant paragraph (a) above prior to termination of employment.

Rule of 60: If your employment terminates for any reason other than death, Disability or Cause after you have attained the Rule of 60, then, after applying the vesting rules applicable to termination due to Workforce Reduction or Divestiture as set forth above in this paragraph (b) (if applicable), any unvested Options shall continue to become vested and exercisable in accordance with the schedule set forth in paragraph (a) above, provided that (A) you do not engage in Competition during such period and (B) prior to each of the first, second and third anniversary of the Grant Date, you provide Bank of America with a written certification that you have not engaged in Competition. To be effective, such certification must be provided on such form, at such time and pursuant to such procedures as Bank of America shall establish from time to time. If Bank of America determines in its reasonable business judgment that you have failed to satisfy either of the foregoing requirements, then:

(A)	any unvested Options shall be immediately canceled as of the date of such determination; and

(B)	any vested Options shall cease to be exercisable as of the later of (i) the date of such determination or (ii) the applicable Cancellation Date under paragraph 3 of the Agreement that would have applied if you had not attained the Rule of 60.

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(3-year hold)

In addition, from time to time following your termination of employment after having attained the Rule of 60, Bank of America may require you to further certify that you are not engaging in Competition, and if you fail to fully cooperate with any such requirement Bank of America may determine that you are engaging in Competition.

All Other Terminations: Any portion of the Option that was not already vested pursuant to paragraph (a) above as of the date of termination of employment shall terminate and be canceled as of such date.

The Option, to the extent vested as provided by this paragraph (b), shall remain exercisable following termination of employment pursuant to the provisions of paragraph 3 of the Agreement.

(c)       DEFINED TERMS. For purposes of this Exhibit A and the Agreement, the following terms shall have the following meanings:

All Other Terminations means any termination of your employment with Bank of America and its Subsidiaries prior to your having attained the Rule of 60, whether initiated by you or your employer, other than a termination due to your death or Disability and other than a termination which constitutes Workforce Reduction, Divestiture or Cause.

Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony; (iii) failed to perform your job function(s), which Bank of America views as being material to your position and the overall business of Bank of America and its Subsidiaries under circumstances where such failure is detrimental to Bank of America or any Subsidiary; (iv) materially breached any written policy applicable to associates of Bank of America and its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (v) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

Competition means your being engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent, or otherwise, with a business entity that is designated as a “Competitive Business” as of the date of your termination of employment. Bank of America shall communicate such list to you.

Disability is as defined in the Stock Plan.

Divestiture means a termination of your employment with Bank of America and its Subsidiaries as the result of a divestiture or sale of a business unit as determined by your employer based on the personnel records of Bank of America and its Subsidiaries.

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(3-year hold)

Rule of 60 means, as of the date of your termination of employment with Bank of America and its Subsidiaries, you have (i) completed at least ten (10) years of “Vesting Service” under the tax-qualified Pension Plan sponsored by Bank of America in which you participate and (ii) attained a combined age and years of “Vesting Service” equal to at least sixty (60).

Workforce Reduction means your termination of employment with Bank of America and its Subsidiaries as a result of a labor force reduction, realignment or similar measure as determined by your employer and (i) you receive severance pay under the Corporate Severance Program (or any successor program) upon termination of employment, or (ii) if not eligible to receive such severance pay, you are notified in writing by an authorized officer of Bank of America or any Subsidiary that the termination is as a result of such action. Your termination of employment shall not be considered due to Workforce Reduction unless you have first executed all documents required under the Corporate Severance Program or otherwise, including without limitation any required release of claims.

2008 U.S. Stk. Opt. 08C3YH

(3-year hold)

Exhibit B

Fidelity Brokerage Services LLC

National Financial Services LLC

82 Devonshire Street, Mailzone L3B

Boston, MA 02109

Re:	Brokerage Account at Fidelity Brokerage Services LLC
Registered in the name of (NAME] (the “Account”)

Ladies and Gentlemen:

This letter sets forth my instructions to Fidelity Brokerage Services LLC and National Financial Services LLC (collectively, “Fidelity”) regarding shares of the Common Stock of Bank of America Corporation (the “Issuer”) acquired by me under the Bank of America Corporation 2003 Key Associate Stock Plan (“Stock Plan”) and held in the Account (the “Shares”). For purposes of this letter, the Shares include any shares of Issuer acquired pursuant to the stock options granted to me under the Stock Plan in February 2008 or any prior years that are subject to the hold requirement.

1.	I am a participant in the Stock Plan, an equity compensation plan of the Issuer whereby I have been granted options to acquire shares of the Common Stock of the Issuer.

2.	I am familiar with the terms of the Stock Plan and applicable grant agreement (“Controlling Documents”) with respect to the Shares. I will not give any instructions to Fidelity regarding the Shares that are not permitted under the Controlling Documents.

3.	Upon exercise of my option rights, I may from time to time acquire Shares that will be deposited in my Account.

4.	Under the Controlling Documents, the Shares are subject to return to the Issuer under certain circumstances set forth in the Controlling Documents until a date set forth in the Controlling Documents (the “Restrictions Lapse Date”).

5.	With respect to Shares I hereby instruct Fidelity to restrict my ability to sell, exchange, transfer, pledge or otherwise enter into transactions with respect to the Shares prior to the Restrictions Lapse Date.

6.	Fidelity may follow any instructions or orders with respect to the Shares given by the Issuer or by a person designated by the Issuer to act on behalf of the Issuer with respect to the Shares (an “Authorized Person”), or a person Fidelity reasonably believes to be an Authorized Person, including without limitation any instructions regarding the Restrictions Lapse Date and the cancellation, surrender or other transfer of the Shares to the Issuer (“Issuer Instructions”).

7.	Fidelity shall be under no obligation to verify the validity of any Issuer Instructions under the Controlling Documents or Issuer’s authority to give any Issuer Instructions.

8.	This letter does not create any obligation of Fidelity except for those expressly set forth herein. Fidelity shall have no liability to me for any act or omission by Fidelity or any of its employees or representatives, taken or omitted in accordance with such Issuer Instructions. In particular, Fidelity need not investigate whether Issuer is entitled under the Controlling Documents to give Issuer Instructions.

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(3-year hold)

9.	I agree to indemnify, defend, and hold harmless Fidelity, its affiliates, and their respective successors, officers, directors, employees and assigns, from and against any and all actions, causes of action, claims, demands, costs, liabilities, expenses (including attorneys’ fees and disbursements) and damages arising out of or in connection with any act or omission of Fidelity taken in good faith in reliance on the instructions set forth herein or any instruction from me or any Authorized Person.

10.	Fidelity may provide information to the Issuer or any Authorized Person with respect to the Account and the Shares.

11.	These instructions shall continue in effect with respect to Shares until the earlier to occur of (a) the Restrictions Lapse Date or (b) receipt by Fidelity of written notice by an Authorized Person instructing Fidelity to accelerate the Restrictions Lapse Date.

12.	Fidelity may cease to follow the instructions and undertaking set forth in this letter by delivering thirty days prior written notice (a) to me and (b) to the Issuer or an Authorized Person.

Sincerely,

[NAME]

Account Owner

2008 U.S. Stk. Opt. 08C3YH

(3-year hold)